ODWALLA, INC.


                          STOCK PURCHASE AGREEMENT











                       Dated as of February 11, 2000





                               ODWALLA, INC.
                          STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of February 11, 2000, by and among ODWALLA, INC., a California corporation (the "Company"), and the investors on Schedule I attached hereto (each, an "Investor," and collectively, the "Investors").

                                  RECITALS

A. The Company, Orange Acquisition Sub, a Maine corporation ("Merger Sub"), Fresh Samantha, Inc., a Maine corporation ("Samantha"), and certain other signatories thereto, have entered into that certain Agreement and Plan of Merger, dated as of February 2, 2000 (the "Merger Agreement"), to effectuate the merger (the "Merger") of Merger Sub with and into Samantha with Samantha as the surviving corporation and wholly owned subsidiary of the Company.

B. In connection with the Merger, pursuant to the terms and subject to the conditions of this Agreement, the Investors wish to collectively purchase Six Million Dollars ($6,000,000) of the Common Stock of the Company (the "Common Stock," and such shares to be purchased pursuant to this Agreement, the "Stock").

                                 AGREEMENT

         The Company and each of the Investors, intending to be legally bound, agree as follows:

1.       AGREEMENT TO SELL AND PURCHASE STOCK.

1.1      SALE AND PURCHASE OF STOCK.

         Upon the terms and subject to the conditions set forth in this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing (as defined below), and the Company agrees to sell and issue to each Investor at the Closing, the number of shares of Stock set forth next to such Investor's name on Schedule I attached hereto for the purchase price (the "Purchase Price") set forth next to such Investor's name on
Schedule I attached hereto.

1.2      PAYMENT OF PURCHASE PRICE AND DELIVERY OF CERTIFICATES.

     (a) The closing (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105, at 10:00 a.m. (Pacific time) on the first business date after the Merger Closing Date (as defined below) or on such other date or at such other place or time as the Company and the Investors may mutually agree (such date is hereinafter referred to as the "Closing Date").

     (b) At the Closing:

     (i) each Investor shall (i) pay the Purchase Price to the Company by wire transfer of immediately available funds, and (ii) deliver the documents and agreements required hereunder to be delivered by such Investor at the Closing; and

     (ii) the Company shall deliver (i) certificates representing the Stock sold to the Investors pursuant to this Agreement, and (ii) the other documents and agreements required hereunder to be delivered by the Company at the Closing.

     (c) The "Merger Closing Date" shall refer to that date upon which all of the conditions set forth in Sections 4.1 and 4.2 of the Merger Agreement are satisfied or waived.

2.       CLOSING CONDITIONS.

2.1      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY.

         The Company's obligation to sell and issue the Stock at the Closing is subject to the satisfaction of the following conditions:

     (a) the representations and warranties made by the Investors in
Section 4 hereof shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

     (b) all covenants and agreements contained in this Agreement to be observed by the Investors on or prior to the Closing shall have been performed or complied with in all material respects;

     (c) each Investor shall have delivered the following documents to the
Company:

     (i) the Shareholders' Rights Agreement, substantially in the form attached hereto as Exhibit A (the "Rights Agreement"), duly executed by each Investor;

     (ii) a certificate (the "Investor Closing Certificate") of each Investor, dated as of the Closing Date, and certifying to the satisfaction of the conditions specified in Sections 2.1(a) and (b) with respect to such Investor;

     (d) each of the consents identified or required to be identified in
Part 3.6 of the Disclosure Schedule shall have been obtained and shall be in full force and effect;

     (e) the Merger shall have been consummated pursuant to all of the material terms and conditions contained in the Merger Agreement as of the date of this Agreement, including the conversion of the shares of Preferred Stock (as defined below) held by Catterton (as defined below) into shares of Common Stock; except to the extent (A) (i) any change in the material terms and conditions contained in the Merger Agreement as of the date of this Agreement benefit the Company, or (ii) the waiver or non-satisfaction of a condition contained in the Merger Agreement is for the benefit of the Company, and (B) the Merger is consummated, including the conversion of the shares of Preferred Stock held by Catterton into shares of Common Stock; and

     (f) neither the consummation nor the performance of the transactions contemplated by this Agreement (the "Transactions") will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause a material adverse effect on the condition (financial or otherwise), assets, liabilities, obligations, business, properties, prospects or results of operations (a "Material Adverse Effect") of the Company as presently conducted or as proposed to be conducted, together with its subsidiaries taken as a whole, as a result of, specifically, (i) a change in any applicable legal requirement after the date of this Agreement or any federal or state judgment, order, writ, decree, statute or regulation of any court, regulatory body or administrative agency or other governmental body applicable to the Company (an "Order") issued after the date of this Agreement, or (ii) any legal requirement or Order that is proposed after the date of this Agreement by or before any governmental body.

2.2      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE INVESTORS.

     Each Investor's obligation to purchase the Stock at the Closing is subject to the satisfaction of the following conditions:

     (a) the representations and warranties made by the Company in Section 3 hereof shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

     (b) all covenants and agreements contained in this Agreement to be observed by the Company on or prior to the Closing shall have been performed or complied with in all material respects;

     (c) the Company shall have delivered the following documents to the
Investors:

     (i) the Rights Agreement, duly executed by the Company;

     (ii) the legal opinion of Morrison & Foerster, LLP, counsel to the Company, dated the Closing Date, in substantially the form of Exhibit B;

     (iii) a certificate (the "Company Closing Certificate") executed on behalf of the Company by a senior executive officer of the Company, dated as of the Closing Date, certifying to the satisfaction of the conditions specified in Sections 2.2(a) and (b) with respect to the Company;

     (d) there shall not have occurred and be continuing any material disruption of, or material adverse change in, the conditions of financial, banking or capital markets;

     (e) there shall have been no event or circumstance after the date of this Agreement that is reasonably likely to have a Material Adverse Effect on the Company;

     (f) neither the consummation nor the performance of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause a Material Adverse Effect on the Company as a result of, specifically, (i) a change in any applicable legal requirement after the date of this Agreement or any Order issued after the date of this Agreement, or (ii) any legal requirement or Order that is proposed after the date of this Agreement by or before any governmental body; and

     (g) all of the material terms and conditions contained in the Merger Agreement as of the date of this Agreement shall have been complied with or satisfied, as the case may be, by the applicable party thereto; except to the extent (i) any change in the material terms and conditions contained in the Merger Agreement as of the date of this Agreement benefit the Company, or (ii) the waiver or non-satisfaction of a condition contained in the Merger Agreement is for the benefit of the Company.

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         Except as specifically set forth in the disclosure schedule provided by the Company and attached hereto as Schedule II (the "Disclosure Schedule"), the parts of which are numbered to correspond to the Section numbers of this Agreement, the Company hereby represents and warrants to the Investors as follows:

3.1      ORGANIZATION; GOOD STANDING; QUALIFICATION.

         The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, has all requisite corporate power and authority to own and operate its properties and assets, to lease the property or assets it operates as lessee and to carry on its business as described in the Company SEC Reports (as defined in Section 3.7) filed on or prior to the date of this Agreement (the "Existing Company SEC Reports"), to execute and deliver this Agreement, to issue and sell the Stock and to carry out the provisions of this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified would not have or could not reasonably be expected to have a Material Adverse Effect on the Company.

3.2      CAPITALIZATION.

         As of January 27, 2000, the authorized capital stock of the Company consisted of (i) 15,000,000 shares of Common Stock, of which: (A) 5,125,761 shares were issued and outstanding, (B) 1,351,865 shares were reserved for issuance upon the exercise of outstanding options under the Company's stock option plans, (C) 106,806 shares were reserved for issuance pursuant to the exercise of the Warrants (as defined below), and (D) 1,265,319 shares were reserved for issuance upon conversion of the Series A Preferred Stock; and (ii) 5,000,000 shares of preferred stock (the "Preferred Stock"), of which 1,265,319 shares had been designated Series A Preferred Stock, of which 1,074,666 shares were issued and outstanding. The outstanding shares of Preferred Stock and Common Stock have been duly authorized and validly issued in compliance with applicable federal and state securities laws, are fully paid and nonassessable, conform to the descriptions thereof in the Existing Company SEC Reports, and were not issued in violation of or subject to (i) any preemptive rights or other rights to subscribe for or to purchase securities or (ii) any liens, preferential rights, priorities, claims, options, charges or other encumbrances or restrictions, other than those created by (A) the Certificate of Determination filed in connection with the issuance of the Preferred Stock, (B) the Investors' Rights Agreement (the "Original Rights Agreement"), dated as of January 29, 1999, by and between the Company and Catterton-Simon Partners III, L.P. ("Catterton"), (C) the Warrant dated January 29, 1999 issued to Catterton to purchase 75,000 shares of Common Stock (the "Catterton Warrant"), (D) the Warrant dated February 9, 1999 issued to Hambrecht & Quist LLC to purchase 24,806 shares of Common Stock (the "H&Q Warrant"), and (E) the Warrant dated May 21, 1997 issued to Sand Hill Capital LLC to purchase 7,000 shares of Common Stock (the "Sand Hill Warrant" and collectively with the Catterton Warrant and the H&Q Warrant, the "Warrants"). Except for (i) the rights and conversion of the Preferred Stock, (ii) the options to purchase 1,351,865 shares of Common Stock granted under the Company's stock option plans, (iii) the Warrants, and
(iv) the rights granted pursuant to the Original Rights Agreement, there are no outstanding securities convertible into or exchangeable for capital stock of the Company or any options, warrants, rights (including conversion or preemptive rights, rights of first refusal, "tag along" rights, rights of co-sale or any similar right), agreements or contracts for the purchase, subscription to or acquisition of any shares of its capital stock from the Company, or contracts, commitments, agreements, understandings or arrangements of any kind to which the Company or any such holder of capital stock is a party relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights. The issuance of Stock in the Transactions will not result in any adjustment to the number of shares issuable or the purchase price, conversion or exchange rate applicable to any option, warrant, convertible or exchangeable security or similar right of the Company.

3.3      SUBSIDIARIES.

         Except for the Merger Sub, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.4      AUTHORIZATION.

         The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company (other than approval of the Merger by the shareholders of the Company). All corporate action necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder at the Closing and the authorization, and issuance of the Stock being issued pursuant to this Agreement has been taken or will be taken prior to the Closing Date. This Agreement constitutes or will constitute as of the Closing Date the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.5      VALID ISSUANCE OF THE STOCK.

         The Stock to be issued to the Investors pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Rights Agreement.

3.6      GOVERNMENTAL AND THIRD-PARTY CONSENTS.

         No consent, approval, qualification, Order or authorization of, or filing with, any local, state, or federal governmental authority or approval or consent of any third party is required on the part of the Company in connection with the Company's execution, delivery or performance of this Agreement, and the offer, sale or issuance of the Stock, except for
(i) the approval by the shareholders of Company of the Merger and related matters, and (ii) the filings and submissions that the Company shall make under the HSR Act in connection with the Merger.

3.7      SEC FILINGS; FINANCIAL STATEMENTS.

         The Company has timely filed with the Securities and Exchange Commission (the "SEC") and made available to each Investor or its representatives all forms (other than Forms 3, 4 or 5 filed on behalf of Affiliates (as defined below) of the Company), reports and documents required to be filed by the Company with the SEC since January 1, 1997 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) at the time filed, complied with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules thereunder, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, the SEC has not issued an Order preventing or suspending the use of any Company SEC Report, nor instituted Proceedings for that purpose. The Company meets the eligibility requirements set forth in Section I.A. of the General Instructions for the Use of Form S-3 under the Securities Act. For purposes of this Agreement, "Affiliate" shall mean a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

         Each of the financial statements (including, in each case, any related notes and schedules) contained in the Company SEC Reports, including any such Company SEC Report filed from the date of the Merger Agreement until the earlier of (i) the date on which the Merger Agreement is terminated pursuant to its terms or (ii) the Merger Closing Date (such time period, the "Pre-Closing Period"), complied with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principals in the United States from ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the financial position of the Company at the respective dates and the results of operations and cash flows of the Company for the periods indicated, and all adjustments necessary for a fair presentation of results for such periods have been made, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

3.8      NO CHANGES.

         Since August 28, 1999:

     (a) there has not been any change in the business, assets, liabilities, financial condition, prospects or operating results of the Company, from that reflected in the Company's financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended August 28, 1999, except changes in the ordinary course of business that individually or collectively have not had a Material Adverse Effect on the Company;

     (b) there has not been any damage, destruction or loss, whether or not covered by insurance having a Material Adverse Effect on the Company;

     (c) other than the Merger, the Company has not entered into any material transaction (other than the Transactions) not referred to in the Existing Company SEC Reports; and

     (d) the Company has no liabilities except for liabilities reflected in the Existing Company SEC Reports or incurred in the ordinary course of business consistent with past practices.

3.9      COMPLIANCE WITH LAWS.

         The Company now holds all licenses, certificates, permits, franchises or other governmental authorization, registration, acceptance or approval from state, federal and other regulatory authorities that are necessary for the conduct of its business ("Governmental authorizations"), other than where the failure to hold such Governmental Authorization is not reasonably likely to have a Material Adverse Effect on the Company. Other than as set forth in the Existing Company SEC Reports, the Company has complied with, is not in violation of and has not received any notices of violation or noncompliance and, to the knowledge of the Company, has no reason to believe that any presently existing circumstances would result in any violation with respect to, any federal, state or local statute, law, ordinance, governmental rule or regulation or court decree to which the Company may be subject, including any environmental laws, nor has the Company failed to obtain any Governmental Authorization necessary to the ownership, leasing or operation of its property or to the conduct of its business as it is presently being carried on and as described in the Existing Company SEC Reports, except for such noncompliance, violations or failures to obtain such Governmental Authorization as would not have a Material Adverse Effect on the Company.

3.10     COMPLIANCE WITH OTHER INSTRUMENTS; NO CONFLICT.

         The Company is not in violation of any provision of its Articles of Incorporation or Bylaws or in default of the performance or observance of or breach under or with respect to any provision of any obligation, agreement, covenant or condition contained in any bond, debenture, note or other evidence of indebtedness or in any mortgage, indenture, deed of trust, lease of real or personal property, undertaking, agreement, instrument, contract, joint venture or other agreement or instrument to which it is a party or by which it or any of its property is bound (a "Company Contract") or, to its knowledge, of any federal or state Order, except for such violations, defaults or breaches as would not have a Material Adverse Effect on the Company. The Company has not received notice that any party to any such Company Contract intends to cancel, amend or terminate any such agreement, except where such cancellations, amendments or terminations would not have a Material Adverse Effect on the Company. The execution, delivery and performance by the Company of this Agreement, the consummation of the Transactions and the fulfillment of the terms hereof does not and will not (i) violate, conflict with or contravene the terms of the Articles of Incorporation or the Bylaws of the Company, or any amendment thereof; (ii) violate, conflict with or result in any material breach or contravention or constitute a default under (a) any Company Contract or (b) any Order or (iii) constitute, with or without the passage of time or giving of notice, an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties, except for such violations, conflicts, defaults, breaches or similar consequences as would not have a Material Adverse Effect on the Company.

3.11     LITIGATION.

         Other than as disclosed in the Existing Company SEC Reports, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation (each, a "Proceeding") pending or, to the knowledge of the Company, threatened against the Company or any of its properties before any agency, court or tribunal, foreign or domestic (A) affecting the Transactions or (B) which, if determined adversely to the Company, would have a Material Adverse Effect on the Company. The Company is not a party, subject to the provisions of, or in default with respect to, any Order, and there are no unsatisfied judgments against the Company. The Company has made available to the Investors accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to Proceedings (i) to which the Company is currently a party or (ii) which have been threatened in writing.

3.12     TAX RETURNS AND PAYMENTS.

         The Company has timely filed all tax returns as required by law. These tax returns are true, complete and correct in all material respects. The Company has paid all taxes for all taxable periods ended on or prior to the Closing Date, except where the failure to make such payment would not have a Material Adverse Effect on the Company. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof or (b) of any deficiency in assessment or proposed judgment to its state or other taxes. The Company is not aware of any tax liability to be imposed upon its properties or assets as of the date of this Agreement that would have a Material Adverse Effect upon the Company. There are no matters under discussion with any governmental authorities with respect to taxes that in the reasonable judgment of the Company are likely to result in a material additional liability to the Company for taxes.

3.13     FINDERS AND BROKERS; FEES.

     (a) Neither the Company nor any person acting on behalf of the Company has engaged any finder, broker, intermediary or any similar person in connection with the Transactions.

     (b) The Company has not entered into a contract or other agreement that provides that a fee shall be paid to any Person if the Transactions are consummated.

Notwithstanding the foregoing, the Company has engaged W.R. Hambrecht & Co., LLC ("WRH") to act as its financial advisor in connection with the Merger pursuant to that certain Engagement Letter between the Company and WRH dated December 17, 1999 and is obligated to pay WRH for certain fees and expenses as disclosed on Part 3.13 of the Disclosure Schedule.

3.14     RIGHTS OF REGISTRATION.

         Except as set forth in the Original Rights Agreement or as contemplated in the Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, or other material rights to any person or entity, (i) the provision or performance of which would render the provision or performance (including the issuance of the Company Stock) of the material rights to be granted to the Investors by the Company in this Agreement, impracticable or (ii) for or relating to the registration of any shares of capital stock of the Company that are currently outstanding.

3.15     VOTING RIGHTS.

         Except as set forth in the Original Rights Agreement, as contemplated in the Rights Agreement or as contemplated by the Voting Agreement to be entered into by Catterton and the Chief Executive Officer of the Company, neither the Company, nor to the Company's knowledge, the shareholders of the Company, has or have, as the case may be, entered into any agreement with respect to the voting of capital shares of the Company for the election of Directors of the Company or otherwise.

3.16     LABOR RELATIONS AND EMPLOYEE MATTERS.

     (a) The Company is not engaged in any unfair labor practice. There is
(i) no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or, to the knowledge of the Company, threatened against the Company, (ii) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company, and (iii) no union representation question existing with respect to the employees of the Company and, to the knowledge of the Company, no union organizing activities are taking place.

     (b) Except as disclosed in the Existing Company SEC Reports, the Company is not a party to any employment agreement (other than "at will" employment relationships), collective bargaining agreement or covenant not to compete, nor has the Company ever been party to any collective bargaining agreement.

3.17     NO OTHER AGREEMENTS TO SELL THE ASSETS OR CAPITAL STOCK OF THE
         COMPANY.

         The Company does not have any legal obligation, absolute or contingent, other than the obligations of the Company under this Agreement or the Merger Agreement, to any person or firm to (i) sell assets other than in the ordinary course of business consistent with past practices,
(ii) sell any capital stock of the Company or effect any merger, consolidation or other reorganization of the Company or (iii) enter into any agreement with respect to any of the foregoing.

3.18     PRIVATE PLACEMENT.

         The offer, sale and issuance of the Stock as contemplated by this Agreement is exempt from the registration requirements of the Securities Act and state securities "blue sky" laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

4.       REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

         Each Investor, severally and not jointly, hereby represents and warrants to the Company that:

4.1      AUTHORIZATION.

         Each Investor has full power and authority to enter into this Agreement, and each of the Agreement and the Rights Agreement constitutes, or will constitute, the valid and legally binding obligation of each Investor, enforceable against each Investor in accordance with its respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2      DISCLOSURE OF INFORMATION.

         Each Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Stock and the business, properties, prospects and financial condition of the Company.

4.3      STATUS.

     (a) Each Investor is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D of the Securities Act.

     (b) Each Investor, by reason of its business and financial experience has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (i) evaluating the merits and risks of an investment in the Stock and making an informed investment decision, (ii) protecting its own interest, and (iii) bearing the economic risk of such investment for an indefinite period of time.

4.4      INVESTMENT INTENT; CERTAIN RESTRICTIONS.

     (a) Each Investor is acquiring the Stock for investment for its own account, not as a nominee or agent and not with the view to, or any intention of, a resale or distribution thereof, in whole or in part, or the grant of any participation therein. Each Investor understands that the Stock has not been, and will not be, registered under the Securities Act or state securities laws by reason of specific exemptions from the registration provisions of the Securities Act and applicable state securities laws that depend upon, among other things, the bona fide nature of each Investor's investment intent and the accuracy of each Investor's representations as set forth in this Section 4. Each Investor has not been formed for the specific purpose of acquiring the Stock. Each Investor further understands that, other than pursuant to the Rights Agreement, the Company shall have no obligation to register the Stock under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws. Each Investor hereby acknowledges that because of the restrictions on transfer and assignment of the Stock, each Investor may have to bear the economic risk of the investment in the Stock for an indefinite period of time.

     (b) Each Investor will observe and comply with the Securities Act and the rules and regulations promulgated thereunder, as now in effect and as from time to time amended, in connection with any offer, sale, pledge, transfer or other disposition of the Stock, including the conditions set forth in Section 5.28(m) of the Merger Agreement.

4.5      RESTRICTED SECURITIES.

         Each Investor understands that the shares of Stock it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, each Investor represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed hereby and by the Securities Act.

5.       PRE-CLOSING COVENANTS OF THE COMPANY.

5.1      NOTIFICATION; UPDATES TO COMPANY DISCLOSURE SCHEDULE.

         During the Pre-Closing Period, the Company shall promptly notify the Investors in writing of:

     (a) the discovery by the Company of any event, condition, fact or circumstance that constitutes a material breach of any representation or warranty made by the Company in this Agreement; and

     (b) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 2.2 impossible or unlikely.

5.2      BEST EFFORTS.

         During the Pre-Closing Period, the Company shall use its commercial best efforts to cause the conditions set forth in Section 2.2 to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the conditions to Closing set forth in
Section 2.2 not being satisfied.

6.       PRE-CLOSING COVENANTS OF THE INVESTORS.

6.1      BEST EFFORTS.

         During the Pre-Closing Period, each Investor shall use its commercial best efforts to cause the conditions set forth in Section 2.1 to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of conditions to Closing set forth in Section
2.1 not being satisfied.

7.       OTHER MATTERS.

7.1      RESTRICTIVE LEGEND.

     All certificates representing the Stock deliverable to each Investor pursuant to this Agreement, and any certificates subsequently issued with respect thereto or in substitution therefor, shall bear the following legend:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO THE TERMS specified in thAT certain Stock Purchase Agreement, DATED AS OF February 11, 2000, and SHAREHOLDERS' rights agreement, dated as of APRIL __, 2000. copIES of such Agreements may be obtained froM ODWALLA, INC. without charge, by the holder of this certificate upon written request therefor.

     The Company, in its sole discretion, may cause a stop transfer order to be placed with its transfer agent(s) on any certificate representing the Stock at any time and from time to time.

7.2      CALIFORNIA SECURITIES LAWS.

     THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

7.3      PUBLIC DISCLOSURE.

     Unless otherwise required by law (including securities laws) or, as to the Company, by the rules and regulations of the National Association of Securities Dealers ("NASD"), prior to the Merger Closing Date, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement or the Merger shall be made by any party hereto unless approved in writing by the Company prior to release (which approval shall not be unreasonably withheld); provided, that the parties agree and understand that certain disclosures regarding the Transactions may be made to (i) employees of the Company, (ii) third parties whose consent or approval may be required in connection with the Transactions, and (iii) the professional advisors of the Company and/or the Investors, in each case without any prior written consent.

8.       TERMINATION.

8.1      TERMINATION EVENTS.

         This Agreement may be terminated prior to Closing:

     (a) by the Investors if there is a material breach or inaccuracy in any representation, warranty, covenant or obligation of the Company after the date of this Agreement and prior to the Closing and such breach or inaccuracy has not been cured within ten (10) business days after written notice of such breach is given to the Company;

     (b) by the Company if there is a material breach or inaccuracy in any representation, warranty, covenant or obligation of the Investors after the date of this Agreement and prior to the Closing and such breach or inaccuracy has not been cured within ten (10) business days after written notice of such breach is given to the Investors;

     (c) by either the Company or the Investors if the Closing has not taken place on or before September 30, 2000; or

     (d) by the mutual consent of the Investors and the Company.

8.2      TERMINATION PROCEDURES.

         If the Investors wish to terminate this Agreement pursuant to
Section 8.1(a), the Investors shall deliver to the Company a written notice stating that the Investors are terminating this Agreement and setting forth a brief description of the basis on which the Investors are terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), the Company shall deliver to the Investors a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

8.3      EFFECT OF TERMINATION.

         If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, that each party shall remain liable for any breaches of this Agreement prior to its termination and provided, further, that Sections 7.3, 9.2, 9.3 and 9.10 shall survive the termination of this Agreement.

8.4      EXCLUSIVITY OF TERMINATION RIGHTS.

         Except to the extent termination occurs due to the bad faith of the other party, the termination rights and obligations provided in this
Section 8 shall be deemed to be exclusive. Subject to the provisions of
Section 8.3, the parties shall not have any other or further Liabilities to or with respect to one another by reason of this Agreement or its termination.

9.       MISCELLANEOUS.

9.1      FURTHER ASSURANCES.

         Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

9.2      FEES AND EXPENSES.

         Each party to this Agreement shall bear and pay its own costs and expenses with respect to the negotiation, execution, delivery and performance of this Agreement.

9.3      ATTORNEYS' FEES.

         If any legal action or other legal Proceeding (including arbitration) relating to the Transactions or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the Person presiding over such action or other Proceeding may award reasonable attorneys' fees, costs and disbursements to the prevailing party (in addition to any other relief to which the prevailing party may be entitled).

9.4      GOVERNING LAW; ARBITRATION.

     (a) This Agreement is to be construed in accordance with and governed by the laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision), without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the State of California to the rights and duties of the parties.

     (b) Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its then existing Commercial Arbitration rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be appointed by mutual agreement of the Company and the Investor(s) involved in such controversy or claim, but, if the Company and such Investor(s) fail to agree, the arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules. The place of the arbitration shall be San Francisco, California and the governing law shall be the laws of the State of California in accordance with Section 9.4(a) of this Agreement.

9.5      SUCCESSORS AND ASSIGNS.

         Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Stock from time to time. None of the parties hereto may assign any of its or their rights or obligations hereunder to any other party (by contract, operation of law or otherwise) without the prior written consent of the other, which consent shall not be unreasonably withheld, and any attempted assignment in violation thereof shall be void and of no effect.

9.6      ENTIRE AGREEMENT.

         This Agreement, the Schedules and the Exhibits hereto, the Rights Agreement and the other documents contemplated expressly hereby and thereby constitute the full and entire understanding and agreement among the parties thereto with regard to the subjects hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

9.7      SEPARABILITY.

         In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, unless such provision is material to the terms of this Agreement, in which case the Company and the Investors shall in good faith agree upon such amendments as are necessary to restore the original intent and arrangement between the parties.

9.8      AMENDMENTS.

         This Agreement may be amended or modified only upon the written consent of the Company and the Investors. Any amendment or modification effected pursuant to this Section 9.8 shall be binding upon the Company and the Investors.

9.9      NOTICES.

         Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered and given (a) on the date delivered or given, when delivered or given by hand or by telecopier during business hours, (b) one business day after being delivered or given by courier or next-day express delivery service, or (c) two business days after being delivered or give by registered mail to the address set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

         Odwalla, Inc.
         120 Stone Pine Road
         Half Moon Bay, CA  94019
         Attention:  D. Stephen C. Williamson
         Telecopier: (650) 712-5967

         with a copy to:

         Morrison & Foerster LLP
         425 Market Street
         San Francisco, California 94105
         Attention: Robert Townsend, Esq.
         Telecopier: (415) 268-7522

if to U.S. Equity Partners LP:

         c/o Wasserstein Perella & Co., Inc.
         1999 Avenue of the Stars, Suite 2950
         Los Angeles, California 90067
         Attention:  Ellis B. Jones
         Telecopier: (310) 286-7270

         with copies to:

         Skadden, Arps, et. al.
         300 South Grand Avenue
         Suite 3400
         Los Angeles, California 90071
         Attention: Brian J. McCarthy
         Telecopier: (213) 687-5600

if to Catterton-Simon Partners:

         Greenwich Office Park
         Greenwich, Connecticut 06830
         Attention:  Craig Sakin
         Telecopier: (203) 629-4903

         with copies to:

         Morgan, Lewis & Bockius LLP
         101 Park Avenue
         New York, NY 10178-0060
         Attention:  Philip H. Werner
         Telecopier: (212) 309-6273

9.10     PUBLICITY AND USE OF CONFIDENTIAL INFORMATION.

     (a) Notwithstanding anything to the contrary contained in any agreement among the parties hereto, the Company shall have the right to disclose the information provided to the Company by the Investors (including the terms of this Agreement) through the use of printed offering materials or otherwise or as otherwise required by applicable legal requirements, in connection with the preparation of a proxy statement (the "Proxy Statement") in connection with the solicitation by the Board of Directors of the Company of the affirmative vote of a majority of the outstanding Common Stock and Preferred Stock to approve the Merger and related matters.

     (b) The Company, on the one hand, and the Investors, on the other hand, shall keep strictly confidential, and shall not use, or disclose to any other Person, any non-public document or other information in the Company's possession, on the one hand, and in each Investor's possession, on the other hand, that relates directly or indirectly to the business of the Company or any Affiliate of the Company, on the one hand, or the Investor or any Affiliate of the Purchaser, on the other hand; provided, however, that the Company and the Investors may disclose such non-public information as required by any applicable law or rule to which the Company or Investors are subject, including the Exchange Act and the rules of the NASD.

     (c) Except as set forth in Section 7.3, neither the Investors, on the one hand, nor the Company, on the other hand, shall issue or disseminate any press release or other publicity concerning any of the Transactions, or permit any press release or other publicity concerning any of the Transactions to be issued or otherwise disseminated on its behalf without the prior written consent of the Investors, in the case of the Company, or the Company, in the case of the Investors; provided, however, that the Company and Investors may disclose or disseminate such information as required by any applicable law or rule to which the Company or the Investors are subject, including the Exchange Act and the rules of the NASD.

9.11     COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.12     DELAYS OR OMISSIONS; WAIVERS.

     (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.13     REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE.

     (a) All remedies, either under this Agreement or by law or otherwise afforded to the parties hereto, shall be cumulative and not alternative.

     (b) Each of the parties hereto agrees that if the conditions to such party's obligation to consummate the Transactions have been satisfied as set forth in Sections 2.1 or 2.2, as the case may be, and such party nonetheless refuses to consummate the Transactions, then the other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such obligation to consummate the Transactions, and (ii) an injunction restraining such non-performance.

9.14     HEADINGS.

         The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.15     CONSTRUCTION.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise specified, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.


COMPANY:                            ODWALLA, INC.,
                                    a California corporation

                                    By: \s\  D. Stephen C. Williamson
                                        ------------------------------------
                                        Name:   D. Stephen C. Williamson
                                        Title:  Chief Executive Officer


INVESTOR:                           U.S. EQUITY PARTNERS, L.P.,
                                    a Delaware limited partnership

                                    By: \s\  Ellis B. Jones
                                        ------------------------------------
                                        Name:   Ellis B. Jones
                                        Title:  Managing Director


INVESTOR:                           CATTERTON-SIMON PARTNERS III, L.P.,
                                    a Delaware limited partnership

                                    By: \s\  Craig Sakin
                                        ----------------------------------
                                        Name:  Craig Sakin
                                        Title: Authorized Person



                      INDEX OF SCHEDULES AND EXHIBITS


Schedule I                              Schedule of Investors

Schedule II                             Disclosure Schedule


Exhibit A                               Rights Agreement

Exhibit B                               Form of Opinion of Company Counsel



                          STOCK PURCHASE AGREEMENT

                                 SCHEDULE I

                           SCHEDULE OF INVESTORS



        INVESTOR                NUMBER OF SHARES OF STOCK    PURCHASE PRICE


    U.S. Equity Partners, L.P.            800,641              $5,000,000

       Catterton-Simon                    160,128              $1,000,000
       Partners III, L.P.



                          STOCK PURCHASE AGREEMENT

                                SCHEDULE II

                            DISCLOSURE SCHEDULE

     This document is the Company Disclosure Schedule to which reference is made in the Stock Purchase Agreement dated as of February 11, 2000 (the "Agreement"), by and among the Odwalla, Inc., a California corporation, U.S. Equity Partners, L.P. and Catterton-Simon Partners III, LP (each, an "Investor," and collectively, the "Investors").

     Unless otherwise defined, any capitalized terms in this Disclosure Schedule shall have the same meanings assigned to such terms in the Agreement to which this schedule is attached. Nothing in this Disclosure Schedule constitutes an admission of any liability or obligation of the Company to any third party, nor an admission against the Company's interests.

3.1  ORGANIZATION; GOOD STANDING; QUALIFICATION

No exceptions.

3.2  CAPITALIZATION

No exceptions.

3.3  SUBSIDIARIES

     The Company filed a Certificate of Incorporation for Odwalla Canada, Inc. with the Registrar of Companies, Province of British Columbia, Canada on August 15, 1995. The wholly-owned subsidiary has been inactive since 1996.

3.4  AUTHORIZATION

No exceptions.

3.5  VALID ISSUANCE OF THE STOCK

No exceptions.

3.6  GOVERNMENTAL AND THIRD-PARTY CONSENTS

     Although pursuant to that certain Revolving Credit Agreement, dated as of September 3, 1999, by and between the Company and Imperial Bank (the "Bank"), the Company has obtained the consent of the Bank to execute the Merger Agreement and will be obtaining a second consent from the Bank prior to or contemporaneous with the Merger Closing Date in connection with the consummation of the Merger, the consummation of the Transactions by the Company does not require any additional consent from the Bank.

3.7  SEC FILINGS, FINANCIAL STATEMENTS

No exceptions.

3.8  NO CHANGES

No exceptions.

3.9  COMPLIANCE WITH LAWS

No exceptions.

3.10  COMPLIANCE WITH OTHER INSTRUMENTS;  NO CONFLICT

     Please see Schedule 3.6.

3.11  LITIGATION

No exceptions.

3.12  TAX RETURNS AND PAYMENTS

1. Company was notified in late 1998 by the California Franchise Tax Board (the "Tax Board") of an inquiry by the Tax Board regarding the Form 1099 filed by the Company in 1996. Company has not been contacted since 1998 regarding this inquiry.

2.  The Tax Board began a Sales and Use Tax audit of Company on
November 8, 1999. Although the audit is ongoing, it is currently in its preliminary stages and no findings have been made.

3.13  FINANCIAL ADVISOR

     Pursuant to that certain Engagement Letter dated December 17, 1999 between the Company and W.R. Hambrecht & Co. LLC ("WRH"), Company is obligated to pay WRH a fee of $250,000 promptly upon WRH substantially completing the work necessary to render its opinion in connection with the Merger. Additionally, Company will reimburse WRH for all reasonable travel and other out-of-pocket expenses incurred in performing their services in connection with the transaction, including reasonable fees and expenses of legal counsel, such fees and expenses of counsel not to exceed $20,000.

3.14  RIGHTS OF REGISTRATION

No exceptions.

3.15  VOTING RIGHTS

No exceptions.

3.16  LABOR RELATIONS AND EMPLOYEE MATTERS

     3.16(A) No exceptions.

     3.16(B)

1. In November 1998, Company entered into a two-year consulting agreement with Greg A. Steltenpohl, a member of Company's Board of Directors, under which he will receive up to $300,000 during the term of the agreement, in addition to certain debt forgiveness in accordance with certain terms of the agreement.

2. Company is party to an Employment Agreement dated as of December 17, 1999 with D. Stephen C. Williamson.

3. Company is party to an Employment Agreement dated as of December 17, 1999 with James R. Steichen.

3.17  NO OTHER AGREEMENTS TO SELL ASSETS OR CAPITAL STOCK

No exceptions.

3.18  PRIVATE PLACEMENT

No exceptions.




                             TABLE OF CONTENTS

                                                                                              Page

1.    Agreement To Sell And Purchase Stock.......................................................1

      1.1      Sale and Purchase of Stock........................................................1

      1.2      Payment of Purchase Price and Delivery of Certificates............................1

2.    Closing Conditions.........................................................................2

      2.1      Conditions Precedent to the Obligations of the Company............................2

      2.2      Conditions Precedent to the Obligations of the Investors..........................3

3.    Representations and Warranties of the Company..............................................4

      3.1      Organization; Good Standing; Qualification........................................4

      3.2      Capitalization....................................................................4

      3.3      Subsidiaries......................................................................5

      3.4      Authorization.....................................................................5

      3.5      Valid Issuance of the Stock.......................................................6

      3.6      Governmental and Third-Party Consents.............................................6

      3.7      SEC Filings; Financial Statements.................................................6

      3.8      No Changes........................................................................7

      3.9      Compliance with Laws..............................................................7

      3.10     Compliance with Other Instruments; No Conflict....................................7

      3.11     Litigation........................................................................8

      3.12     Tax Returns and Payments..........................................................8

      3.13     Finders and Brokers; Fees.........................................................9

      3.14     Rights of Registration............................................................9

      3.15     Voting Rights.....................................................................9

      3.16     Labor Relations and Employee Matters..............................................9

      3.17     No Other Agreements to Sell the Assets or Capital Stock of the Company...........10

      3.18     Private Placement................................................................10

4.    Representations and Warranties of the Investors...........................................10

      4.1      Authorization....................................................................10

      4.2      Disclosure of Information........................................................10

      4.3      Status...........................................................................10

      4.4      Investment Intent; Certain Restrictions..........................................11

      4.5      Restricted Securities............................................................11

5.    Pre-Closing Covenants of the Company......................................................11

      5.1      Notification; Updates to Company Disclosure Schedule.............................11

      5.2      Best Efforts.....................................................................12

6.    Pre-Closing Covenants of the Investors....................................................12

      6.1      Best Efforts.....................................................................12

7.    Other Matters.............................................................................12

      7.1      Restrictive Legend...............................................................12

      7.2      California Securities Laws.......................................................12

      7.3      Public Disclosure................................................................13

8.    Termination...............................................................................13

      8.1      Termination Events...............................................................13

      8.2      Termination Procedures...........................................................13

      8.3      Effect of Termination............................................................14

      8.4      Exclusivity of Termination Rights................................................14

9.    Miscellaneous.............................................................................14

      9.1      Further Assurances...............................................................14

      9.2      Fees and Expenses................................................................14

      9.3      Attorneys' Fees..................................................................14

      9.4      Governing Law; Arbitration.......................................................14

      9.5      Successors and Assigns...........................................................15

      9.6      Entire Agreement.................................................................15

      9.7      Separability.....................................................................15

      9.8      Amendments.......................................................................15

      9.9      Notices..........................................................................15

      9.10     Publicity and Use of Confidential Information....................................17

      9.11     Counterparts.....................................................................17

      9.12     Delays or Omissions; Waivers.....................................................17

      9.13     Remedies Cumulative; Specific Performance........................................18

      9.14     Headings.........................................................................18

      9.15     Construction.....................................................................18
